Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FOCUS ENHANCEMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3144936
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

1370 Dell Avenue

Campbell, California 95008

(408) 866-8300

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Gary L. Williams

Executive Vice President of Finance and Chief Financial Officer

FOCUS Enhancements, Inc.

1370 Dell Avenue

Campbell, California 95008

(408) 866-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jerrold F. Petruzzelli, Esq. and Craig D. Miller, Esq.

Manatt Phelps & Phillips, LLP

1001 Page Mill Road, Building 2

Palo Alto, CA  94304

(650) 812-1300

Facsimile:  (650) 213-0260

Approximate date of commencement of proposed sale to the public:  From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share underlying convertible debt	11,413,718	(1)	$1.00	$11,413,718	$1,221.27 (3)
Common Stock, par value $0.01 per share, including underlying warrants	30,000	(2)	$0.79	$23,700	$2.54 (3)
Total	11,443,718			$11,437,418	$1,223.81

(1)   The shares being registered consist of (i) 10,000,000 shares issuable upon conversion of senior convertible notes outstanding as of the date hereof issued in connection with a private placement to accredited investors and (ii) up to an additional 1,413,718 shares that may be issued upon conversion of additional senior convertible notes which may be issued in lieu of interest on the notes at June, 30, 2006, December 30, 2006 and June 30, 2007 and includes an indeterminate number of shares issuable upon conversion of the senior convertible notes, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416, which results in an increase in the number of outstanding shares of our common stock.

(2)   The shares being registered consist of 30,000 shares issuable upon exercise of common stock purchase warrants outstanding as of the date hereof issued in connection with marketing services provided to the registrant, and such indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to the anti-dilution provisions of such warrants and by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

(3)   The registration fee is calculated pursuant to Rule 457(g) of the Securities Act of 1933 based on the conversion price of the senior convertible notes issued to the investors.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell their securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 13, 2006

PROSPECTUS

FOCUS ENHANCEMENTS, INC.
11,443,718 SHARES OF COMMON STOCK

This prospectus covers up to 11,443,718 shares of our common stock, $0.01 par value per share, which may be offered for resale by the selling stockholders named in this prospectus. No securities are being offered or sold by us pursuant to this prospectus. The selling stockholders acquired the common stock being sold hereby upon conversion of outstanding senior secured convertible notes or warrants which were acquired directly from us in private placements that were exempt from the registration requirements of federal and state securities laws. See page 10 under the heading “Selling Stockholders.” Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to the selling stockholders identified in this prospectus to register for resale shares issued to them.

Pursuant to this prospectus, the selling stockholders may sell some or all of the shares they hold through ordinary brokerage transactions, directly to market makers of our shares, or through any of the other means described in the “Plan of Distribution” section of this prospectus, beginning on page 12 of this prospectus. The selling stockholders, and not us, will receive all of the proceeds from any sales of the shares, less any brokerage or other expenses of the sale incurred by them.

We will pay all registration expenses including, without limitation, all Securities and Exchange Commission (“SEC”) and blue sky registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, and the fees and disbursements of our outside counsel in connection with this offering, but the selling stockholders will pay all selling expenses including, without limitation, any underwriters’ or brokers’ fees or discounts relating to the shares registered hereby, or any additional fees or expenses of separate counsel to the selling stockholders.

Each selling stockholder and any broker executing selling orders on behalf of the selling stockholders, may be deemed to be an “underwriter” as such term is defined in the Securities Act of 1933, and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

Our common stock is listed on the NASDAQ Capital Market with the ticker symbol “FCSE.” On April 7, 2006, the closing price of our common stock on the NASDAQ Capital Market was $0.79 per share. Our principal executive offices are located at 1370 Dell Avenue, Campbell, California 95008, and our telephone number is (408) 866-8300.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 2 of this prospectus.

The date of this prospectus is       , 2006.

We have not authorized any person to give any information or make any statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.  You should not assume that the information in this prospectus is accurate as of any date after its date.

RISK FACTORS

You should carefully consider the following risks relating to our business and our common stock, together with the other information described elsewhere in this prospectus.  If any of the following risks actually occur, our business, results of operations and financial condition could be materially affected, the trading price of our common stock could decline, and you might lose all or part of your investment.

We have a long history of operating losses.

As of December 31, 2005, we had an accumulated deficit of $89.4 million. We incurred net losses of $15.4 million, $11.0 million and $1.7 million for the years ended December 31, 2005, 2004 and 2003, respectively. There can be no assurance that we will ever become profitable. Additionally, our independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated financial statements for the year ended December 31, 2005 with respect to substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We will need to raise additional capital, which, if through equity securities placements, will result in further dilution of existing and future stockholders.

Historically, we have met our short- and long-term cash needs through debt issuances and the sale of common stock in private placements, because cash flow from operations has been insufficient to fund our operations. Set forth below is information regarding net proceeds received recently through private placements of our common stock:

(In thousands)	Private Placements of Common Stock	Exercise of Stock Options and Warrants

2005	$4,531	$152
2004	$10,741	$192
2003	$1,920	$3,437

Future capital requirements will depend on many factors, including cash flow from operations, continued progress in research and development programs, competing technological and market developments, and our ability to market our products successfully.

We received gross proceeds of $10,000,000 from the issuance of secured convertible notes to a group of private investors in January 2006. While we believe that these funds, along with the cash flow generated by our expanding Systems business, should be adequate to enable us to complete our UWB engineering development and launch commercialization of UWB products, depending upon the results and timing of our UWB initiative and the profitability of our Systems business, we may need to raise further capital in 2006. There can be no assurance that sufficient funds will be raised. Moreover, any equity financing or convertible debt financing would result in dilution to our existing stockholders and could have a negative effect on the market price of our common stock. Furthermore, any additional debt financing will result in higher interest expense.

Our common stock currently does not meet the minimum bid price requirement to remain listed on the Nasdaq Capital Market. If we were to be delisted, it could make trading in our stock more difficult.

Our voting common stock is traded on the Nasdaq Capital Market. There are various quantitative listing requirements for a company to remain listed on the Nasdaq Capital Market, including maintaining a minimum bid price of $1.00 per share of common stock and maintaining stockholders’ equity of $2.5 million. On November 23, 2005, the Nasdaq Stock Market notified us that for the previous 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share price requirement for continued inclusion under Nasdaq Marketplace Rules.

We have until May 22, 2006 to regain compliance with the Nasdaq Capital Market $1.00 minimum bid price rule. If at any time before this date the bid price of our common stock closes at $1.00 or more per share for a minimum of ten consecutive business days, Nasdaq will notify us that we are in compliance with the Rules. If we do not regain compliance within the allotted compliance period, including any extensions that may be granted by Nasdaq, Nasdaq will notify us that our common stock will be delisted from The Nasdaq Capital Market, eliminating the only established trading market for our shares. We would then be entitled to appeal this determination to a Nasdaq Listing Qualifications Panel and request a hearing.

In the event we are delisted from the Nasdaq Capital Market, we would be forced to list our shares on the OTC Electronic Bulletin Board or some other quotation medium, such as the pink sheets, depending on our ability to meet the specific listing requirements of those quotation systems. As a result, an investor might find it more difficult to trade, or to obtain accurate price quotations for, such shares. Delisting might also reduce the visibility, liquidity, and price of our voting common stock.

We are dependent upon a significant stockholder to meet our financing needs and there can be no assurance that this stockholder will continue to provide financing.

We have relied upon the ability of Carl Berg, a director and significant owner of our common stock, for interim financing needs. Mr. Berg has provided a personal guarantee to Samsung Semiconductor Inc., our contracted ASIC manufacturer, to secure our working capital requirements for ASIC purchase order fulfillment and a personal guarantee to Greater Bay Bank in connection with our $4.0 million accounts receivable-based line of credit facility and $2.5 million term loan. In connection with these guarantees, Mr. Berg maintains a security interest in all the Company’s assets, subject to the bank’s lien on our accounts receivable. There can be no assurances that Mr. Berg will continue to provide such interim financing or personal guarantees, should we need additional funds or increased credit facilities with our vendors.

We have a significant amount of convertible securities that will dilute existing stockholders upon conversion.

At April 7, 2006, we had 3,161 shares of preferred shares issued and outstanding, and 6,086,865 warrants and 6,995,992 options outstanding, which are all exercisable into shares of common stock. The 3,161 shares of preferred stock are convertible into 3,161,000 shares of our voting common stock. In addition, 10,000,000 shares of our common stock are issuable upon conversion of our outstanding senior secured convertible notes, and an additional 1,413,718 shares of our common stock may become issuable if we issue additional senior secured convertible notes to satisfy our first three interest obligations on the original $10,000,000 of senior secured convertible notes. Furthermore, at April 7, 2006, 769,841 additional shares of common stock were available for grant to our employees, officers, directors and consultants under our current stock option and incentive plans. We also may issue additional shares in acquisitions. Any additional grant of options under existing or future plans or issuance of shares in connection with an acquisition will further dilute existing stockholders.

Delays in product development could adversely affect our market position or customer relationships.

We have experienced delays in product development in the past and may experience similar delays in the future. Given the short product life cycles in the markets for certain products, any delay or unanticipated difficulty associated with new product introductions or product enhancements could cause us to lose customers and damage our competitive position.  Prior delays have resulted from numerous factors, such as:

•                                          changing product specifications;

•                                          the discontinuation of certain third party components;

•                                          difficulties in hiring and retaining necessary personnel;

•                                          difficulties in reallocating engineering resources and other resource limitations;

•                                          difficulties with independent contractors;

•                                          changing market or competitive product requirements;

•                                          unanticipated engineering complexity;

•                                          undetected errors or failures in software and hardware; and

•                                          delays in the acceptance or shipment of products by customers.

The development of new, technologically advanced products, including our significant investment in UWB, is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. In order to compete, we must be able to deliver products to customers that are highly reliable, operate with the customer’s existing equipment, lower the customer’s costs of acquisition, installation and maintenance, and provide an overall cost-effective solution. We may not be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, our new products may not gain market acceptance or we may not be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Our failure to respond effectively to technological changes would significantly harm our business. Finally, there can be no assurances we will be successful in these efforts.

We rely on certain vendors for a significant portion of our manufacturing. If these vendors experience delays in the production and shipping of our products, this would have an adverse effect on our results of operations.

Approximately 72% of the components for our products are manufactured on a turnkey basis by four vendors: BTW Inc., Furthertech Company Ltd., Samsung Semiconductor Inc. and Veris Manufacturing. If these vendors experience production or shipping problems for any reason, we in turn could experience delays in the production and shipping of our products, which would have an adverse effect on our results of operations.

We are dependent on our suppliers. If our suppliers experience labor problems, supply shortages or product discontinuations, this would have an adverse effect on our results of operations.

We purchase all of our parts from outside suppliers and from time-to-time experience delays in obtaining some components or peripheral devices. Additionally, we are dependent on sole source suppliers for certain components.  There can be no assurance that labor problems, supply shortages or product discontinuations will not occur in the future, which could significantly increase the cost, or delay shipment, of our products, which in turn could adversely affect our results of operations.

If we fail to meet certain covenants required by our credit facilities, we may not be able to draw down on such facilities and our ability to finance our operations could be adversely affected.

We have access to a $4.0 million credit line under which we can borrow up to 90% of our eligible outstanding accounts receivable and a $2.5 million term loan. The various agreements in connection with such credit line and term loan require us to maintain certain covenants. In the event we violate the covenants and are not able to obtain a waiver for any covenant violation, and/or remain out of compliance with a particular covenant, we will not be able to draw down on the line of credit or term loan, and any amounts outstanding under such line of credit or term loan may become immediately due and payable, either of which could have a material adverse impact on our financial condition and results of operation.

Furthermore, the restrictions contained in the line of credit and term loan documents, as well as the terms of other indebtedness we may incur from time-to-time, could limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans. These restrictions could also adversely affect our ability to finance our operations or other capital needs, or to engage in other business activities that would be in our interest.

If we are unable to renew or extend our existing line of credit or term loan when they naturally expire, our ability to finance our operations could be adversely affected.

We have access to a $2.5 million term loan and a $4.0 million credit line facility with the same bank. Both these credit facilities expire on December 24, 2006. If we are unable to renew the term loan or credit line on favorable terms upon their natural expiration, we would be required to immediately pay all outstanding obligations under such term loan and credit line. Repayment of the principal amounts and interest due under these facilities could adversely affect our other capital requirements, as well as our ability to finance our operations on an ongoing basis.

We depend on a few customers for a high percentage of our revenues and the loss or failure to pay of any one of these customers could result in a substantial decline in our revenues and profits.

For year ended December 31, 2005, our five largest customers in aggregate provided 26% of our total revenues and as of December 31, 2005, comprised 45% of our accounts receivable balance. We do not have long-term contracts requiring any customer to purchase any minimum amount of products. There can be no assurance that we will continue to receive orders of the same magnitude as in the past from existing customers or will be able to market our current or proposed products to new customers. The loss of any major customer, the failure of any such identified customer to pay us, or to discontinue issuance of additional purchase orders, would have a material adverse effect on our revenues, results of operation, and business as a whole, absent the timely replacement of the associated revenues and profit margins associated with such business. Furthermore, many of our products are dependent upon the overall success of our customers’ products, over which we often have no control.

Our quarterly financial results are subject to significant fluctuations and if actual revenues are less than projected revenues, we may be unable to reduce expenses proportionately, and our operating results, cash flows and liquidity would likely be adversely affected.

We have been unable in the past to accurately forecast our operating expenses or revenues. Revenues currently depend heavily on volatile customer purchasing patterns. If actual revenues are less than projected revenues, we may be unable to reduce expenses proportionately, and our operating results, cash flows and liquidity would likely be adversely affected.

Our markets are subject to rapid technological change, and to compete effectively, we must continually introduce new products, requiring significant influx of additional capital.

Many of our markets are characterized by extensive research and development and rapid technological change resulting in short product life cycles. Development by others of new or improved products, processes or technologies may make our products or proposed products obsolete or less competitive. We must devote substantial efforts and financial resources to enhance our existing products and to develop new products, including our significant investment in UWB technology. To fund such ongoing research and development, we will require a significant influx of additional capital. There can be no assurance that we will succeed with these efforts. Failure to effectively develop such products, notably our UWB technology, could have a material adverse effect on our financial condition and results of operations.

We may not be able to protect our proprietary information.

As of December 31, 2005 we held six patents and four pending applications, in the United States. Certain of these patents have also been filed and issued in countries outside the United States. We treat our technical data as confidential and rely on internal non-disclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect our proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of our proprietary information or prove valuable in light of future technological developments.

There can be no assurance that third parties will not assert infringement claims against us or that such assertions will not result in costly litigation or require us to license intellectual proprietary rights from third parties. In addition, there can be no assurance that any such licenses would be available on terms acceptable to us, if at all.

If we are unable to respond to rapid technological change in a timely manner, then we may lose customers to our competitors.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our products. Our industry is characterized by rapid technological change, changes in user and customer requirements and preferences and frequent new product and service introductions. If competitors introduce products and services embodying new technologies, or if new industry standards and practices emerge, then our existing proprietary technology and systems may become obsolete.  Our future success will depend on our ability to do the following:

•                        both license and internally develop leading technologies useful in our business;

•                        enhance our existing technologies;

•                        develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers; and

•                        respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

To develop our proprietary technology entails significant technical and business risks. We may use new technologies ineffectively, or we may fail to adapt our proprietary technology and transaction processing systems to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, then our customers may forego the use of our services and use those of our competitors.

We typically operate without a significant amount of backlog, which could have an adverse impact on our operating results.

We typically operate with a small amount of backlog. Accordingly, we generally do not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. Any significant weakening in current customer demand would therefore have, and has had in the past, an almost immediate adverse impact on our operating results.

Our common stock price is volatile.

The market price for our voting common stock is volatile and has fluctuated significantly to date. For example, between January 1, 2005 and April 7, 2006, the per share price has fluctuated between $0.57 and $1.25 per share, closing at $0.79 on April 7, 2006. The trading price of our voting common stock is likely to continue to be highly volatile and subject to wide fluctuations in response to factors including the following:

•                                          actual or anticipated variations in our quarterly operating results;

•                                          announcements of technological innovations or failures, new sales formats or new products or services by us or our competitors;

•                                          cyclical nature of consumer products using our technology;

•                                          changes in financial estimates by us or securities analysts;

•                                          changes in the economic performance and/or market valuations of other multi-media, video scan companies;

•                                          announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•                                          additions or departures of key personnel;

•                                          additions or losses of significant customers; and

•                                          sales of common stock or issuance of other dilutive securities.

In addition, the securities markets have experienced extreme price and volume fluctuations in recent times, and the market prices of the securities of technology companies have been especially volatile. These broad market and industry factors may adversely affect the market price of common stock, regardless of actual operating performance. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation, including us. If we are sued in a securities class action, then it could result in additional substantial costs and a diversion of management’s attention and resources.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and may adversely affect our business.

Some of our operations are subject to state, federal, and international laws governing protection of the environment, human health and safety, and regulating the use of certain chemical substances. We endeavor to comply with these environmental laws, yet compliance with such laws could increase our operations and product costs. Any violation of these laws can subject us to significant liability, including fines and penalties, and prohibit sales of our products into one or more states or countries, and result in a material adverse effect on our financial condition.

Recent environmental legislation within the European Union (EU) may increase our cost of doing business internationally and impact our revenues from EU countries as we comply with and implement these new requirements. The European Parliament has enacted the Restriction on Use of Hazardous Substances Directive, or “RoHS Directive,” which restricts the use of certain hazardous substances in electrical and electronic equipment. We need to redesign products containing hazardous substances regulated under the RoHS Directive to reduce or eliminate regulated hazardous substances contained in our products. As an example, certain of our products include lead, which is included in the list of restricted substances.

Although we believe our semiconductor products now comply with the RoHS Directive, certain of our systems products do not yet comply. We are in the process of working towards compliance relative to these systems products but do not expect all our systems products to meet the requirements of the RoHS Directive by the required implementation date of July 1, 2006. This failure to meet the requirements by the implementation date could result in our being unable to sell certain products into the EU market until such compliance is achieved and could also result in inventory write-offs if compliance is not obtained in timely fashion. These circumstances could have an adverse effect on our sales and results of operations.

Any acquisitions of companies or technologies by us may result in distraction of our management and disruptions to our business.

We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise, as was the case in February 2004 when we acquired the stock of COMO and in May 2004 when we acquired substantially all the assets of Visual Circuits. From time-to-time, we may engage in discussions and negotiations with companies regarding the possibility of acquiring or investing in their businesses, products, services or technologies. We may not be able to identify suitable acquisition or investment candidates in the future, or if we do identify suitable candidates, we may not be able to make such acquisitions or investments on commercially acceptable terms, if at all. If we acquire or invest in another company, we could have difficulty assimilating that company’s personnel, operations, technology or products and service offerings. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect the results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions and/or pay for the legal, accounting or finders fees, typically associated with an acquisition. The issuance of equity securities could be dilutive to our existing stockholders. In addition, the accounting treatment for any acquisition transaction may result in significant goodwill and intangible assets, which, if impaired, will negatively affect our consolidated results of operations. The accounting treatment for any potential acquisition may also result in a charge for in-process research and development expense, as was the case with the acquisition of Visual Circuits, which will negatively affect our consolidated results of operations.

We are exposed to potential risks from legislation requiring companies to evaluate financial controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls. We will be required to meet the requirements of the Sarbanes-Oxley Act by December 31, 2006 if our market capitalization, adjusted for certain items, is greater than $75 million on June 30, 2006, otherwise we must meet the requirements by December 31, 2007. Compliance with the requirements of Section 404 is expected to be expensive and time-consuming. If we fail to complete this evaluation in a timely manner, or if our independent registered public accounting firm cannot timely attest to our evaluation, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Risks Related to Our Industry

International sales are subject to significant risk.

Our revenues from outside the United States are subject to inherent risks related thereto, including currency rate fluctuations, the general economic and political conditions in each country. There can be no assurance that an economic or currency crisis experienced in certain parts of the world will not reduce demand for our products and therefore have a material adverse effect on our revenue or operating results.

Our businesses are very competitive.

The computer peripheral markets are extremely competitive and are characterized by significant price erosion over the life of a product. We currently compete with other developers of video conversion products and with video-graphic integrated circuit developers. Many of our competitors have greater market recognition and greater financial, technical, marketing and human resources. There can be no assurance that we will be able to compete successfully against existing companies or new entrants to the marketplace.

The video production equipment market is highly competitive and is characterized by rapid technological change, new product development and obsolescence, evolving industry standards and significant price erosion over the life of a product. Competition is fragmented with several hundred manufacturers supplying a variety of products to this market. We anticipate increased competition in the video post-production equipment market from both existing manufacturers and new market entrants. Increased competition could result in price reductions, reduced margins and loss of market share, any of which could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors in this market.

Often our competitors have greater financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than we possess. In addition, some of our competitors also offer a wide variety of video equipment, including professional video tape recorders, video cameras and other related equipment. In some cases, these competitors may have a competitive advantage based upon their ability to bundle their equipment in certain large system sales.

Recent corporate bankruptcies, accounting irregularities, and alleged insider wrong doings have negatively affected general confidence in the stock markets and the economy, causing the United States Congress to enact sweeping legislation, which will increase the costs of compliance.

In an effort to address growing investor concerns, the United States Congress passed, and on July 30, 2002, President Bush signed into law, the Sarbanes-Oxley Act of 2002. This sweeping legislation primarily impacts investors, the public accounting profession, public companies, including corporate duties and responsibilities, and securities analysts. Some highlights include establishment of a new independent oversight board for public accounting firms, enhanced disclosure and internal control requirements for public companies and their insiders, required certification by CEO’s and CFO’s of Securities and Exchange Commission financial filings, prohibitions on certain loans to offices and directors, efforts to curb potential securities analysts’ conflicts of interest, forfeiture of profits by certain insiders in the event financial statements are restated, enhanced board audit committee requirements, whistleblower protections, and enhanced civil and criminal penalties for violations of securities laws. Such legislation and subsequent regulations will increase the costs of securities law compliance for publicly traded companies such as us.

NOTE ON FORWARD LOOKING STATEMENTS

From time to time, information provided by Focus Enhancements, Inc. (“Focus”) or statements made by its employees may contain “forward looking” information within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words or phrases such as “believe”, “plan”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “may increase”, “may fluctuate”, “may improve” and similar expressions or future or conditional verbs such as “should”, “would”, and “could”. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, opportunities and expectations regarding technologies, anticipated performance or contributions from new and existing employees, proposed acquisitions, projections of future performance, possible changes in laws and regulations, potential risks and benefits arising from the implementation of our strategic and tactical plans, perceived opportunities in the market, potential actions of significant stockholders and investment banking firms, and statements regarding our mission and vision. Our actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors. Factors that may cause such differences include, without limitation, the availability of capital to fund our future cash needs, reliance on major customers, history of operating losses, failure to integrate new acquisitions, the actual amount of charges and transaction expenses associated with the acquisitions, the ability to recognize expected synergies upon acquisition and the related benefits envisioned by us, market acceptance of our products, technological obsolescence, competition, component supply problems and protection of proprietary information, as well as the accuracy of our internal estimates of revenue and operating expense levels.  Each forward looking statement should be read in conjunction with the “Risk Factors” included in this prospectus, together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto, contained in our periodic reports filed with the SEC. We do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

FOCUS ENHANCEMENTS, INC.

Focus Enhancements, Inc. was incorporated in 1992 and develops and markets proprietary video technology in two areas: semiconductor and systems. We market our products globally to original equipment manufacturers (“OEMs”), and dealers and distributors in the consumer and professional channels. Semiconductor products include several series of Application Specific Integrated Circuits (“ASICs”), which process digital and analog video to be used with televisions, computer motherboards, graphics cards, video conferencing systems, Internet TV, media center and interactive TV applications. In 2002, our Semiconductor group began the development of an Ultra Wideband (“UWB”) chip design for use in transmitting wireless video. Based on current indications we believe initial customer orders for production quality UWB chips will be placed in the second half of 2006. Our system products are designed to provide solutions in PC-to-TV scan conversion, video presentation, digital-video (“DV”) conversion, video production and home theater markets. We market these system products through both consumer and professional channels. Our consumer and production system products include video scan converters, video mixers, DV and HD digital video disk recorders, MPEG recorders, and file format conversion tools. Our digital asset management system products include network-based video servers with video capture and play-out components. Our digital signage and retail media solutions products include both standard and high definition MPEG players, servers and associated control software.

Our main address is 1370 Dell Avenue, Campbell, California 95008 and our telephone number is (408) 866-8300.  Our Web site is located at http://www.Focusinfo.com.  Information contained in our Web site is not part of this prospectus.

THE TRANSACTIONS

Senior Convertible Debt

On January 24, 2006, we entered into a senior secured convertible note purchase agreement with certain accredited investors. On January 27, 2006, we received proceeds of $10,000,000 from the issuance of senior secured convertible notes pursuant to the note purchase agreement. The notes mature on January 1, 2011 and bear interest at a 10% annual rate with interest payment dates on June 30 and December 30 of each year. The notes are secured by all of our assets. There were no placement agent fees or commissions payable with respect to the purchase or issuance of the notes.

The note purchase agreement provides that we may, at our discretion, elect to pay the interest due on June 30, 2006, December 30, 2006 and June 30, 2007 in cash or by issuing additional notes for the full amount of such interest payment. The notes are convertible at the option of the holder at any time at the initial conversion rate of one share of our common stock per $1.00 principal amount of note and are redeemable, in whole or in part, at any time at our option upon 30 days’ prior written notice to the note holders at a redemption price equal to 102% of the principal amount of the notes then outstanding plus accrued and unpaid interest. Upon the occurrence of certain events of default, the full aggregate principal amount of the notes, together with interest owing, becomes immediately due and payable.

Marketing Services

On April 7, 2006, we issued a warrant to purchase up to 30,000 shares of our common stock to Marketing By Design, for marketing services. The warrant has an exercise price of $0.79 per share and expires on April 7, 2009.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares underlying the notes by the selling stockholders. We are paying the expenses of registration of the shares being offered under this prospectus.

SELLING STOCKHOLDERS

The following table sets forth:  (i) the number of shares of Focus common stock beneficially owned by each selling stockholder as of April 7, 2006 (including shares issuable upon conversion of the notes) and (ii) the number of shares of Focus common stock to be offered hereby by each selling stockholder. Other than as disclosed in this prospectus, no selling stockholder has had any position, office or other material relationship with us during the past three years. The information set forth below is based on information provided by each selling stockholder.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling stockholders. The percentage ownership data is based on 69,096,378 shares of our common stock outstanding as of April 7, 2006.  The information below does not include shares of common stock that may be issued upon conversion of additional senior secured convertible notes that we may issue in lieu of interest on the original $10,000,000 of senior secured convertible notes.

The shares of common stock covered by this prospectus may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. We are registering the shares of our common stock for resale by the selling stockholders defined below.

Security Ownership (1)

Name	Shares Beneficially Owned Prior to Offering	Shares to be Sold in the Offering		Shares Beneficially Owned After Offering (16)

Barbara Shingleton Trust	250,000	250,000	(2)	—	*
Brad Shingleton Trust	250,000	250,000	(3)	—	*
CFG Trust #1	250,000	250,000	(4)	—	*
David Foote	500,000	500,000	(5)	—	*
Donald L. Foote Trust #1	250,000	250,000	(6)	—	*
Heritage Mark Foundation, Inc.	1,000,000	1,000,000	(7)	—	*
Ingalls & Snyder Value Partners, L.P.	5,000,000	5,000,000	(8)	—	*
Kenneth Foote	500,000	500,000	(9)	—	*
Rhonda Foote-Judy	250,000	250,000	(10)	—	*
Ronald Altman	500,000	500,000	(11)	—	*
Steven Foote	500,000	500,000	(12)	—	*
Steven Foote IRA	250,000	250,000	(13)	—	*
Theresa Foote	500,000	500,000	(14)	—	*
Marketing By Design	30,000	30,000	(15)	—	*
		10,030,000

*              Represents beneficial ownership of less than one percent

(1)          This table has been prepared based solely upon information furnished to us as of April 7, 2006 by the selling stockholders listed above. The selling stockholders identified above may have sold, transferred or otherwise disposed shares of our common stock.

(2)          Barbara Shingleton Trust.  Includes 250,000 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of April 7, 2006. Barbara Shingleton as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”

(3)          Brad Shingleton Trust.  Includes 250,000 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of April 7, 2006. Brad Shingleton as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”

(4)          CFG Trust #1.  Includes 250,000 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of April 7, 2006. Cheryl Groenendyke as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”

(5)          David Foote.  Includes 500,000 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of April 7, 2006. David Foote has voting and investment control. The selling stockholder has notified us that he is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”

(6)          Don L. Foote Trust #1.  Includes 250,000 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of April 7, 2006. Kenneth Foote as Trustee has voting and investment control. The selling stockholder has notified us that it is  not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”  Mr. Kenneth Foote also has voting and investment control over the securities held by the Heritage Mark Foundation set forth in footnote 7 and footnote 9 for an aggregate of 1,750,000 shares in his voting and investment control.

(7)          Heritage Mark Foundation.  Includes 1,000,000 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of April 7, 2006. Kenneth Foote as Trustee has voting and investment control. The selling stockholder has notified us that it is  not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.” See also footnote 6.

(8)          Ingalls & Snyder Value Partners L.P.  Includes 5,000,000 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of April 7, 2006. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, as amended, Thomas Boucher Jr, General Partner may be deemed a control person, with voting and investment control, of the shares owned by such entity. See also “The Transactions.”

(9)          Kenneth Foote.  Includes 500,000 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of April 7, 2006. Kenneth Foote has voting and investment control. The selling stockholder has notified us that he is not a broker-dealer or affiliates of a broker-dealer. See also “The Transactions.” See also footnote 6.

(10)        Rhonda Foote-Judy.  Includes 250,000 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of April 7, 2006. Rhonda Foote-Judy has voting and investment control. The selling stockholder has notified us that she is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”

(11)        Ronald Altman.  Includes 500,000 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of April 7, 2006. Ronald Altman has voting and investment control. The selling stockholder has notified us that he is not a broker-dealer or affiliates of a broker-dealer. See also “The Transactions.”

(12)        Steven Foote.  Includes 500,000 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of April 7, 2006. Steven Foote has voting and investment control. The selling stockholder has notified us that he is an affiliate of a broker-dealer but at the time he purchased our securities he did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities being sold pursuant to this prospectus. See also “The Transactions.”  Mr. Steven Foote also has voting and investment control over the securities set forth in footnote 13 for an aggregate of 750,000 shares of common stock in his voting and investment control.

(13)        Steven Foote IRA.  Includes 250,000 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of April 7, 2006. Steven Foote has voting and investment control. The selling stockholder has notified us that it is an affiliate of a broker-dealer but at the time they purchased our securities it did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities being sold pursuant to this prospectus. See also “The Transactions.”  See also footnote 12.

(14)        Theresa Foote.  Includes 500,000 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of April 7, 2006. Theresa Foote as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”

(15)        Marketing By Design. Includes 30,000 shares of common stock exercisable upon conversion of warrants. Such warrants vest in three equal installments of 10,000 shares each on April 7, 2006, December 31, 2006 and June 30, 2007. Susan McDonald has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”

(16)        Assumes all shares being offered by this prospectus are sold.

PLAN OF DISTRIBUTION

We are registering the shares of stock being offered by this prospectus for resale in accordance with certain registration rights granted to the selling stockholders, including their pledgees, donees, transferees or other successors-in-interest, who may sell the shares from time to time, or who may also decide not to sell any or all of the shares that may be sold under this prospectus. We will pay all registration expenses including, without limitation, all the SEC and blue sky registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, and the fees and disbursements of our outside counsel in connection with this offering, but the selling stockholders will pay all selling expenses including, without limitation, any underwriters’ or brokers’ fees or discounts relating to the shares registered hereby, or the fees or expenses of separate counsel to the selling stockholders.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. The selling stockholders Ingalls & Snyder Value Partners L.P. and Steven Foote have informed us that they are each an affiliate of a broker-dealer but at the time they purchased our securities they did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities being sold pursuant to this prospectus. All other stockholders have told us that at the time they purchased our securities they were not broker-dealers and did not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock being sold pursuant to this prospectus

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, unless such requirement is inapplicable by reason of rule of the SEC promulgated thereunder.  In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without volume restrictions pursuant to Rule 144(k) as determined by our counsel pursuant to a written opinion letter to such effect, addressed and acceptable to our transfer agent and the selling stockholders or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will not receive any of the proceeds from the selling stockholders’ sale of our common stock.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 100,000,000 shares of common stock, $0.01 par value per share, and 3,000,000 shares of preferred stock, $0.01 par value per share. As of April 7, 2006, 69,096,378 shares of common stock, 2,744 shares of series B convertible preferred stock and 417 shares of series C convertible preferred stock were issued and outstanding. All of the outstanding capital stock is, and will be, fully paid and non-assessable.

Common Stock

Holders of common stock are entitled to one vote per share. All actions submitted to a vote of stockholders are voted on by holders of common stock voting together as a single class. Holders of common stock are not entitled to cumulative voting in the election of directors. Our Board of Directors is divided into three classes, each serving staggered three-year terms. As a result, one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. This provision in our charter may have the effect of delaying or preventing changes in control or management.

Holders of common stock are entitled to receive dividends in cash or in property on an equal basis, if and when dividends are declared on the common stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock, if there are any.

In the event of liquidation of our company, all holders of common stock will participate on an equal basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock.

Holders of common stock are not entitled to preemptive rights and the common stock is not subject to redemption.

The rights of holders of common stock are subject to the rights of holders of any preferred stock that we designate or have designated. The rights of preferred stockholders may adversely affect the rights of the common stockholders.

Preferred Stock

Our board of directors has the ability to issue up to 3,000,000 shares of preferred stock in one or more series, without stockholder approval.  The board of directors may designate for the series:

•                  the number of shares and name of the series,

•                  the voting powers of the series, including the right to elect directors, if any,

•                  the dividend rights and preferences, if any,

•                  redemption terms, if any,

•                  liquidation preferences and the amounts payable on liquidation or dissolution, and

•                  the terms upon which such series may be converted into any other series or class of our stock, including the common stock and any other terms that are not prohibited by law.

It is impossible for us to state the actual effect it will have on common stock holders if the board of directors designates a new series of preferred stock. The effects of such a designation will not be determinable until the rights accompanying the series have been designated. The issuance of preferred stock could adversely affect the voting power, liquidation rights or other rights held by owners of common stock or other series of preferred stock. The board of directors’ authority to issue preferred stock without stockholder approval could make it more difficult for a third party to acquire control of our company, and could discourage any such attempt. We have no present plans to issue any additional shares of preferred stock.

Series B Preferred Stock

The board of directors of Focus adopted a Certificate of Designation whereby a total of 3,000 shares of Series B Preferred Stock, $0.01 par value per share are authorized for issuance. Each share has a liquidation preference in the amount of $1,190.48 plus all accrued or declared but unpaid dividends. Cash dividends on the stock are non-cumulative and are paid at the option of the board of directors. If paid, the rate shall be seven percent per annum. The board does not presently intend to pay dividends on the stock. At the option of the holder, each share is convertible into 1,000 shares of our common stock. At April 7, 2006, there were 2,744 shares of Series B Preferred Stock outstanding.

Series C Preferred Stock

The board of directors of Focus adopted a Certificate of Designation whereby a total of 500 shares of Series C Preferred Stock, $0.01 par value per share are authorized for issuance. Each share has a liquidation preference in the amount of $1,560.00 plus all accrued or declared but unpaid dividends. Cash dividends on the stock are non-cumulative and are paid at the option of the board of directors. If paid, the rate shall be seven percent per annum. The board does not presently intend to pay dividends on the stock. At the option of the holder, each share is convertible into 1,000 shares of our common stock. At April 7, 2006, there were 417 shares of Series C Preferred Stock outstanding.

Options, Warrants and Notes

As of April 7, 2006, 6,995,992 options to purchase shares of common stock were outstanding under our approved stock option plans and 769,841 shares of common stock were available for future grants under our stock option plans. We have also issued warrants totaling 6,086,865 common stock shares. Holders of options and warrants do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options and warrants. The number of shares of common stock for which these options and warrants are exercisable and the exercise price of these options and warrants are subject to proportional adjustment for stock splits and similar changes affecting our common stock. Pursuant to the terms of the notes, we have reserved an additional 11,443,718 shares of common stock which are issuable upon their conversion. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options and warrants.

LEGAL MATTERS

Manatt, Phelps & Phillips LLP, Los Angeles, California, will pass upon the validity of our securities and certain other legal matters in connection with our offering of our securities.

EXPERTS

The consolidated financial statements of Focus as of December 31, 2005 and for the year then ended, incorporated in this prospectus by reference from Focus’ Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Burr, Pilger & Mayer LLP, a registered independent public accounting firm, as stated in their report (which contains an explanatory paragraph relating to Focus’ ability to continue as a going concern as described in Note 2 to the consolidated financial statements), which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Focus as of December 31, 2004 and for each of the two years in the period ended December 31, 2004, incorporated in this prospectus by reference from Focus’ Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, a registered independent public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the substantial doubt about Focus’ ability to continue as a going concern), which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., 100 F Street N.E., Washington D.C. 20549. Please call the SEC at
1-800-SEC-0330 for further information on the public reference rooms. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s Website at “http://www.sec.gov.”

This prospectus provides you with a general description of the common stock being registered.  This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with our registration statement. You may obtain copies of the registration statement and the exhibits and schedules to the registration statement as described above.

Statements contained herein as to the contents of any contract or any other document referred to are not necessarily complete, and where such contract or other document is an exhibit to a document we have filed with the SEC, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is now made.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document that also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents we filed with the SEC with the exception of those items deemed to be only furnished with the SEC:

Our SEC Filings (File No. 1-11860)	Date of Filing
Current Report on Form 8-K	January 30, 2006
Current Report on Form 8-K	February 21, 2006
Current Report on Form 8-K	February 24, 2006
Current Report on Form 8-K	March 9, 2006
Current Report on Form 8-K	March 15, 2006
Annual Report on Form 10-K for the year ended December 31, 2005	March 31, 2006

We are also incorporating by reference any future documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold. In no event, however, will any information that we furnish under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or other information that we may from time to time furnish to the SEC (rather than file) be incorporated by reference into, or otherwise become a part of, this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Focus Enhancements, Inc.

1370 Dell Avenue

Campbell, California 95008

Attention:  Investor Relations

Phone:  (408) 866-8300

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware General Corporation Law and our certificate of incorporation and bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Focus pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

You should rely only on the information incorporated by reference or contained in this prospectus or any supplement.  We have not authorized anyone else to provide you with different or additional information.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement that may have a later date.  The selling stockholders are not making an offer of the common stock in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following statement sets forth the estimated amounts of expenses to be borne by the Company in connection with the offering described in this Registration Statement:

Registration fee under securities act	$250
Blue sky fees and expenses	2,500
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Printing and mailing costs	250
Miscellaneous fees and expenses	100

Total expenses	$23,100

* Estimated

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or permits a Delaware corporation to grant, indemnity to present or former directors and officers, as well as certain other persons serving at the request of the corporation in related capacities.  This permitted indemnity is sufficiently broad to permit indemnification for liabilities arising under the Securities Act of 1933, including reimbursement for expenses incurred.

The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors under the Certificate of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. The registrant’s Certificate of Incorporation provides for the indemnification of directors, former directors and officers to the maximum extent permitted by Delaware law.  The registrant’s Certificate of Incorporation also provides that it may purchase and maintain insurance on behalf of a director or officer against liability asserted against the director or officer in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16.  Exhibits.

The following documents have been previously filed as Exhibits and are incorporated herein by reference except those exhibits indicated with an asterisk which are filed herewith:

Exhibit No.	Description

3.1	Second Restated Certificate of Incorporation of Focus (1)
3.2	Certificate of Amendment to Second Restated Certificate of Incorporation of Focus (2)
3.3	Certificate of Amendment to Second Restated Certificate of Incorporation of Focus dated July 25, 1997 (3)
3.4	Restated bylaws of Focus (1)
3.5	Certificate of Designation – Series B Preferred Stock (4)
3.6	Certificate of Amendment to Second Restated Certificate of Incorporation of Focus dated January 16, 2001 (16)
3.7	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Focus dated January 8, 2003 (16)
3.8	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Focus dated March 12, 2004 (18)
3.9	Certificate of Designation – Series C Preferred Stock (18)
4.1	Specimen Certificate For Common Stock of Focus (1)
4.2	Form of Common Stock Purchase Warrant dated January 11, 2002 issued by Focus to five Investors (7)
4.3	Common Stock Purchase Warrant dated December 27, 2001 issued by Focus to vFinance (7)
4.4	Warrant issued to vFinance dated November 25, 2002 (16)
4.5	Form of Warrant to Investors dated July 1, 2003 (17)
4.6	Form of Common Stock Purchase Warrant issued to Investors and Placement Agent dated April 6-14, 2004 (19)
4.7	Form of Common Stock Purchase Warrant issued to Investors and Private Placement Agents dated November 16-17, 2004 (21)
4.8	Warrant to Purchase Common Stock issued to Greater Bay Bank, dated November 15, 2004 (21)
4.9	Warrant to Purchase Common Stock issued to Wall Street Communications dated June 1, 2004 (21)
4.10	Form of Common Stock Purchase Warrant issued to Investors and Private Placement Agents dated June 20-21, 2005 (23)
4.11	Form of Common Stock Purchase Warrant issued to Carl E. Berg, Keith L. Lippert and John W. Heilshorn dated June 28, 2005, February 22, 2005 and February 22, 2005, respectively (23)
4.12	Form of Common Stock Purchase Warrant issued to Investors and Placement Agent dated November 7, 2005 (25)
4.13	Form of Senior Secured Convertible Note issued to Investors On January 24, 2006, Due January 1, 2011 (27)
4.14	Warrant to Purchase Common Stock issued to Crestline Consultancy Ltd, dated December 6, 2005 (28)
4.15	Warrant to Purchase Common Stock issued to Greater Bay Bank N.A., dated December 6, 2005 (28)
4.16	Warrant to Purchase Common Stock issued to Marketing By Design, dated April 7, 2006*
10.1	1997 Director Stock Option Plan (8)
10.2	Common Stock and Warrants Purchase Agreement With AMRO International, S.A. (5)
10.3	Common Stock and Warrant Purchase Agreement, As Amended, With BNC Bach International Ltd., Inc. (6)

10.4	Form of Registration Rights Agreement With BNC Bach International Ltd., Inc. (Included As Exhibit B to the Common Stock and Warrant Purchase Agreement (6)
10.5	Agreement Between Union Atlantic, L.C. and Focus Enhancements, Inc. Confirming Reorganization Agreement to Issue Warrant In Exchange For Fee Reduction (6)
10.6	Common Stock Warrant and Purchase Agreement With AMRO International, S.A. dated June 9, 2000 (5)
10.7	Promissory Note, dated October 26, 2000, From Focus Enhancements, Inc. to Carl Berg (9)
10.8	Security Agreement dated October 26, 2000, Between Focus Enhancements, Inc. and Carl Berg (9)
10.9	2000 Non-Qualified Stock Option Plan (10)
10.10	Amendment No. 1 to Secured Promissory Note dated April 24, 2001 Issue by Focus to Carl Berg (Excludes Exhibits B and C) (4)
10.11	Registration Rights Agreement dated May 1, 2001 Between Focus and Carl Berg (4)
10.12	Promissory Note issued to Carl Berg dated June 29, 2001 (11)
10.13	Termination Agreement Between Focus and Euston dated January 11, 2002 (7)
10.14	Form of Common Stock and Warrant Purchase Agreement With Four Investors dated January 11, 2002 (7)
10.15	Form of Registration Rights Agreement With Four Investors dated January 11, 2002 (7)
10.16	1998 Non-Qualified Stock Option Plan (12)
10.17	Third Addendum to Lease dated July 6, 1994, by and Between H-K Associates (Lessor) and Focus Enhancements, Inc. (Lessee) For Premises At 1370 Dell Ave, Campbell, California (13)
10.18	Employment Agreement Between Focus Enhancements and Brett Moyer (14)
10.19	Amended 2002 Non-Qualified Stock Option Plan (15)
10.20	Common Stock Purchase Agreement With Two Investors dated November 25, 2002 (Excludes Annexes) (16)
10.21	Registration Rights Agreement With Two Investors dated November 25, 2002 (16)
10.22	Extension of Notes Payable Between the Company and Carl Berg dated April 28, 2003 (17)
10.23	Common Stock and Warrant Purchase Agreement (Excluding Exhibits) With Two Investors dated July 1, 2003 (17)
10.24	Registration Rights Agreement With Two Investors dated July 1, 2003 (19)
10.25	Form of Securities Purchase Agreement (Excluding Exhibits) With Investors dated April 5, 2004 (19)
10.26	Form of Registration Rights Agreement With Investors dated April 5, 2004 (20)
10.27	2004 Stock Incentive Plan (21)
10.28	Form of Securities Purchase Agreement (Excluding Exhibits) With Investors dated November 15, 2004 (21)
10.29	Form of Registration Rights Agreement With Investors dated November 15, 2004 (21)
10.30	Loan and Security Agreement With Venture Banking Group dated November 15, 2004 (22)
10.31	Fourth Addendum to Lease dated July 6, 1994, by and Between H-K Associates (Lessor) and Focus Enhancements, Inc. (Lessee) For Premises At 1370 Dell Ave, Campbell, California (22)
10.32	Third Amendment to Lease dated June 3, 2000, by and Between Carramerica (Lessor) and Focus Enhancements, Inc. (Lessee) For Premises At 22867 NW Bennett Street, Hillsboro, Oregon (22)
10.33	Form of Securities Purchase Agreement (Excluding Exhibits) With Investors dated As of June 17, 2005 (23)
10.34	Form of Registration Rights Agreement With Investors dated June 17, 2005 (23)
10.35	2004 Stock Incentive Plan, As Amended (24)

10.36	Form of Securities Purchase Agreement (Excluding Exhibits) With Investors dated As of November 3, 2005 (25)
10.37	Form of Registration Rights Agreement With Investors dated November 3, 2005 (25)
10.38	Form of Warrant Acquisition Agreement With Placement Agents and Service Providers (25)
10.39	Form of Third Amendment to Loan and Security Agreement Between Venture Banking Group, A Division of Greater Bay Bank N.A., and the Company, dated December 1, 2005. (26)
10.40	Senior Secured Convertible Note Purchase Agreement by and Among Focus Enhancements, Inc., and the Purchasers thereto (the “Purchasers’), dated As of January 24, 2006 (27)
10.41	Security Agreement by and Among Focus Enhancements, the Purchasers and Ingalls & Snyder LLC, dated As of January 24, 2006 (27)
10.42

Amendment No. 1 to Intercreditor Agreement by and Among Carl Berg, Venture Banking Group, A Division of Greater Bay Bank, N.A. the Purchasers and Ingalls & Snyder LLC, dated As of January 24, 2006 (27)

10.43	Intercreditor Agreement by and Among Carl Berg, the Purchasers and Ingalls & Snyder LLC, dated As of January 24, 2006 (27)
10.44	Registration Rights Agreement and Among Focus Enhancements, the Purchasers and Ingalls & Snyder LLC, dated As of January 24, 2006 (27)
10.45	Employment Agreement Between Focus Enhancements and Thomas Hamilton dated October 13, 1996 (28)
10.46	Amendment to Employment Agreement Between Focus Enhancements and Thomas Hamilton dated February 1, 1999 (28)
10.47	Employment Agreement Between Focus Enhancements and Gary Williams dated May 28, 2004 (28)
10.48	Employment Agreement Between Focus Enhancements and Michael Conway dated March 31, 2005 (28)
10.49	Employment Agreement Between Focus Enhancements and Peter Mor dated April 18, 2005 (28)
10.50	Employment Agreement Between Focus Enhancements and Norman Schlomka dated December 28, 2005 (28)
10.51	Base Salaries of the Named Executive Officers of the Registrant (28)
10.52	Form of Executive Stock Option Agreement - 2000 Plan (28).
10.53	Form of Executive Restricted Stock Agreement - 2000 Plan (28)
10.54	Form of Executive Stock Option Agreement - 2002 Plan (28)
10.55	Form of Executive Restricted Stock Agreement - 2004 Plan (28)
21.1	Subsidiaries of the Registrant (See Item 1. Description of Business – General)
23.1	Consent of Burr, Pilger & Mayer LLP *
23.2	Consent of Deloitte & Touche LLP *

* Included.

(1).	Filed as an exhibit to Focus’ Registration Statement on Form SB-2 (No. 33-60248-B) and incorporated herein by reference.

(2).	Filed as an exhibit to Focus’ Form 10-QSB for the period ended September 30, 1995, and incorporated herein by reference.

(3).	Filed as an exhibit to Focus’ Form 10-QSB dated August 14, 1997, and incorporated herein by reference.
(4).	Filed as an exhibit to Focus’ Amended Registration Statement on Form SB-2 (No. 333-55178) filed on August 9, 2001 as amended, incorporated herein by reference.
(5).	Filed as an exhibit to Focus’ Registration Statements on Form S-3 (No. 333-81177) filed with the Commission on June 21, 1999, and incorporated herein by reference.
(6).	Filed as an exhibit to Focus’ Registration Statement on Form S-3 (No. 333-94621) filed with the Commission on January 13, 2000, and incorporated herein by reference.
(7).	Filed as an exhibit to Focus’ Amendment No. 3 to Registration Statement on Form SB-2 (No. 333-55178) filed on January 23, 2002, and incorporated herein by reference.
(8).	Filed as an exhibit to Focus’ Registration Statement on Form S-8 (No. 333-33243) filed with the Commission on August 8, 1997, and incorporated herein by reference.
(9).	Filed as an exhibit to Focus’ Current Report on Form 8-K dated October 31, 2000, as amended by Focus’ Current Report on Form 8-K/A dated November 2, 2000, and incorporated herein by reference.
(10).	Filed as an exhibit to Focus’ Form S-8 (No. 333-57762) filed with the Commission on March 28, 2001, and incorporated herein by reference.
(11).	Filed as an exhibit to Focus’ Amendment No. 4 to Registration Statement on Form SB-2 (No. 333-55178) filed on February 11, 2002, and incorporated herein by reference.
(12).	Filed as an exhibit to Focus’ Form S-8 (No. 333-89770) filed with the Commission on June 4, 2002, and incorporated herein by reference.
(13).	Filed as an exhibit to Focus’ Form l0-QSB dated August 14, 2002, and incorporated herein by reference.
(14).	Filed as an exhibit to Focus’ Form l0-QSB dated November 14, 2002, and incorporated herein by reference.
(15).	Filed as an exhibit to Focus’ Registration Statement on Form S-8 (No. 333-115013) filed with the Commission on May 28, 2004, and incorporated herein by reference.
(16).	Filed as an exhibit to Focus’ Form 10-KSB dated March 31, 2003, and incorporated herein by reference.
(17).	Filed as an exhibit to Focus’ Registration Statement on Form S-3 (No. 333-108134) filed with the SEC on August 21, 2003, and subsequently amended, and incorporated herein by reference.
(18).	Filed as an exhibit to Focus’ Form 10-K filed with the SEC on March 16, 2004, and incorporated herein by reference.
(19).	Filed as an exhibit to Focus’ Form S-3 filed with the SEC on May 28, 2004 (No. 333-116031), and incorporated herein by reference.
(20).	Filed as Appendix A to Focus’ Definitive Proxy Statement filed with the SEC on July 9, 2004, and incorporated herein by reference.
(21).	Filed as an exhibit to Focus’ Form S-3 filed with the SEC on December 13, 2004 (No. 333-121206).
(22).	Filed as an exhibit to Focus’ Form 8-K filed with the SEC on June 30, 2005 and incorporated herein by reference.
(23).	Filed as an exhibit to Focus’ Registration Statement on Form S-3 filed with the SEC on July 15, 2005 (No. 333-126629) and incorporated herein by reference.
(24).	Filed as an exhibit to Focus’ Form 8-K filed with the SEC on October 4, 2005 and incorporated herein by reference.
(25).	Filed as an exhibit to Focus’ Form 8-K filed with the SEC on November 10, 2005 and incorporated herein by reference.
(26).	Filed as an exhibit to Focus’ Form 8-K filed with the SEC on December 6, 2005 and incorporated herein by reference.

(27).	Filed as an exhibit to Focus’ Form 8-K filed with the SEC on January 30, 2006 and incorporated herein by reference.
(28).	Filed as an exhibit to Focus’ Form 10-K filed with the SEC on March 31, 2006, and incorporated herein by reference.

Item 17. Undertakings

(a)           the undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(i)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            If the registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           the undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on April 13, 2006.

FOCUS ENHANCEMENTS, INC.

by:	/s/ Brett A. Moyer
Brett A. Moyer
President and Chief Executive officer
(Principal Executive officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Brett Moyer and Gary L. Williams, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brett A. Moyer	President, Chief Executive	April 13, 2006
Brett A. Moyer	officer and Director

/s/ Gary L. Williams	Vice President of Finance	April 13, 2006
Gary L. Williams	& Chief Financial officer
(Principal Accounting officer)

/s/ N William Jasper, Jr.	Chairman of the Board	April 13, 2006
N William Jasper, Jr.

/s/ Carl E. Berg	Director	April 13, 2006
Carl E. Berg

/s/ William B. Coldrick	Director	April 13, 2006
William B. Coldrick

Director
Michael L. D’Addio

/s/ Tommy Eng	Director	April 13, 2006
Tommy Eng

Director
Sam Runco

EXHIBIT INDEX

Exhibit No.	Description
4.16	Warrant to Purchase Common Stock issued to Marketing By Design, dated April 7, 2006
5.1	Opinion of Manatt, Phelps & Phillips, LLP
23.1	Consent of Burr, Pilger & Mayer LLP
23.2	Consent of Deloitte & Touche, LLP
23.3	Consent of Manatt, Phelps & Phillips, LLP (see Exhibit 5.1)
24.1	A power of attorney is set forth on the signature page of the Registration Statement